For more information:	Investor Relations

Joseph Cutts	JoAnn Horne
Chief Operating Officer and Chief Financial Officer	Market Street Partners
EFI	415-445-3235

650-357-3500

EFI Reports First Quarter 2005 Results

Revenue of $82.0 million, Earnings Exceed Company Guidance

Foster City, Calif. – April 20, 2005 – EFI (Nasdaq: EFII), the world leader in digital imaging and print management solutions for commercial and enterprise printing, announced today that for the quarter ended March 31, 2005, revenue was $82.0 million.

Pro forma net income was $3.8 million or $0.07 per diluted share in the first quarter of 2005, compared to $12.3 million or $0.20 per diluted share for the same period in 2004.

GAAP net loss, reflecting amortization of intangibles and severance costs from the company’s recent headcount reduction, was $0.7 million or $0.01 per diluted share in the first quarter of 2005, compared to net income of $11.0 million or $0.18 per diluted share for the same period in 2004.

Pro forma net income is computed by adjusting GAAP net income by the impact of amortization of acquisition-related intangibles and other non-recurring charges and gains.

As of March 31, 2005, the Company’s total assets were $1.01 billion, down from the $1.02 billion reported as of December 31, 2004. Total liabilities as of March 31, 2005 were $344.0 million, down from the $350.3 million reported as of December 31, 2004.

“We are pleased to have exceeded earnings expectations driven by a modest sequential increase in revenue,” said EFI CEO Guy Gecht. “We continue to execute on our strategy of providing industry-leading printing solutions and expanding our presence in the commercial printing market. Our recently announced agreement to acquire VUTEk, the market leader in superwide digital printing, will extend our leadership in digital innovation and bring greater stability to our revenue while delivering profitable growth.”

Q2 Outlook

The Company also stated that it is comfortable with current consensus estimates for Q2 2005 revenues of approximately $84.0 million and pro forma earnings per share of $0.09. The pro forma earnings estimate for Q2 includes the 9.1 million shares related to the Company’s contingently convertible debt. Q2 2005 GAAP earnings are estimated to be $0.04 per share. The GAAP EPS estimates exclude the 9.1 million shares related to the Company’s contingently convertible debt. For GAAP reporting purposes, the inclusion of these shares and the add-back to pre-tax income of $1.3 million related to interest and amortization of bond issuance expenses would be accretive to earnings and, as such, are not to be included in the EPS calculation. The Company is currently estimating its tax provision at 25% for pro forma results and 22% for GAAP results.

Reconciliation of pro forma to GAAP EPS estimates
Pro forma EPS estimate	$0.09
Amortization of acquisition-related intangibles	$(0.05)
Amortization of stock based compensation	$(0.01)
Tax effect of pro forma adjustments	$0.01
GAAP EPS estimate	$0.04

EFI will discuss the company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Pro forma Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a pro forma measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Our pro forma net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from pro forma measures used by other companies. We compute pro forma net income by adjusting GAAP net income with the impact of amortization of acquisition-related intangibles, and other non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

The statements “Our recently announced agreement to acquire VUTEk, the market leader in superwide digital printing, will extend our leadership in digital innovation and bring greater stability to our revenue while delivering profitable growth” and “The Company also stated that it is comfortable with current consensus estimates for Q2 2005 revenues of approximately $84.0 million and pro forma earnings per share of $0.09” and “Q2 2005 GAAP earnings are estimated to be $0.04 per share” and “The Company is currently estimating its tax provision at 25% for pro forma results and 22% for GAAP results” and the reconciliation that follows:

Reconciliation of pro forma to GAAP EPS estimates
Pro forma EPS estimate	$0.09
Amortization of acquisition-related intangibles	$(0.05)
Amortization of stock based compensation	$(0.01)
Tax effect of pro forma adjustments	$0.01
GAAP EPS estimate	$0.04

are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Past performance is not necessarily indicative of future results. Forward-looking statements are subject ot certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world-wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt; (15) other risk factors listed from time to time in the Company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the section entitled “Factors That Could Adversely Affect Performance” of EFI’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc./EFI

EFI (http://www.efi.com) is the world leader in digital imaging and print management solutions for commercial and enterprise printing. EFI’s award-winning technologies offer document management tools from creation to print, including high-fidelity color and black-and-white Fiery® print servers that can output up to 2000 ppm; powerful production workflow and print management information software solutions for increased performance and cost efficiency; and an array of business-critical enterprise and mobile printing solutions. EFI maintains 21 offices worldwide.

Electronics for Imaging, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)	Three Months Ended March 31,
	2005	2004
Revenue	$82,003	$106,682
Cost of revenue	28,794	38,120

Gross profit	53,209	68,562
Operating expenses:
Research and development	26,379	27,164
Sales and marketing	16,838	18,962
General and administrative	7,493	6,633
Severance costs	2,685	—
Amortization of identified intangibles and other acquisition related charges	3,176	4,462

Total operating expenses	56,571	57,221

(Loss) income from operations	(3,362)	11,341
Interest income and other income, net	3,774	3,013
Interest expense	(1,255)	(1,250)
Litigation settlements and sale of product line	—	3,052

Total other income, net	2,519	4,815

(Loss) income before income taxes	(843)	16,156
Benefit from (provision for) income taxes	185	(5,147)

Net (loss) income	$(658)	$11,009

Dilutive EPS calculation
Net (loss) income	$(658)	$11,009
After-tax adjustment of convertible debt-related costs	—	750

Income for purposes of computing diluted net income per share	$(658)	$11,759

Net (loss) income per diluted common share	$(0.01)	$0.18

Shares used in diluted per share calculation	53,945	65,075

Electronics for Imaging, Inc.
Reconciliation of Reported GAAP Net Income to
Pro forma Net Income
(in thousands) (unaudited)	Three Months Ended March 31,
	2005	2004
Net (loss) income	$(658)	$11,009
Amortization of acquisition-related intangibles	3,176	3,462
In-process research and development expense	—	1,000
Headcount reduction expense	2,685	—
Litigation settlements and sale of product line	—	(3,052)
Tax effect of pro forma adjustments	(1,440)	(123)

Pro forma net income	$3,763	$12,296
After-tax adjustment of convertible debt-related expense	—	750

Income for purposes of computing diluted pro forma net income per share	$3,763	$13,046

Pro forma net income per diluted common share	$0.07	$0.20

Shares used in per share calculation	54,173	65,075
Revenue Break-Down (in thousands) (unaudited)
Revenue by Product
Servers	$34,615	$50,776
Embedded products	20,455	31,168
Professional printing applications	17,392	15,364
Miscellaneous	9,541	9,374

Total	$82,003	$106,682

Revenue by Geographic Area
North America	$48,367	$59,035
Europe	19,709	30,391
Japan	9,798	13,416
Rest of World	4,129	3,840

Total	$82,003	$106,682

Electronics for Imaging, Inc.
Consolidated Balance Sheets
	March 31,	December 31,
(in thousands)	2005	2004
	(unaudited)
Assets
Cash, cash equivalents and short-term investments	$656,794	$659,559
Accounts receivable, net	42,310	41,128
Inventories, net	5,952	5,529
Other current assets	23,134	22,157

Total current assets	728,190	728,373
Property and equipment, net	44,227	44,324
Restricted investments	88,580	88,580
Goodwill	73,866	73,768
Intangible assets, net	37,696	40,842
Other assets	41,539	41,990

Total assets	$1,014,098	$1,017,877

Liabilities & Stockholders’ equity
Accounts payable	$20,658	$24,286
Accrued and other liabilities	59,062	62,219
Income taxes payable	24,261	23,812

Total current liabilities	103,981	110,317
Long-term obligations	240,000	240,000

Total liabilities	343,981	350,317

Common stock	640	638
Additional paid-in capital	363,351	359,340
Treasury stock	(214,722)	(214,722)
Retained earnings	520,848	522,304

Total stockholders’ equity	670,117	667,560

Total liabilities and stockholders’ equity	$1,014,098	$1,017,877